Exhibit 4.A.4

AGREEMENT TO PARTICIPATE IN THE AUTOMATED TELLER MACHINE

NETWORK OPERATED BY REDBANC S.A.

CORPBANCA

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Redbanc

AGREEMENT TO PARTICIPATE IN THE AUTOMATED TELLER MACHINE NETWORK

OPERATED BY REDBANC S.A.

In Santiago, Chile, on April 1, 2001, the present agreement is signed by and between Redbanc S.A., hereinafter also referred to as either “Redbanc” or “the Company,” herein represented by its General Manager Mr. René Peralta Gac, both of this domicile, calle Huérfanos 770, 12th Floor, party of the first part, and CorpBanca, hereinafter the “Participant,” herein represented by Mr. Jorge Selume Zaror, both of this domicile, calle Huérfanos 1072, 6th Floor, party of the second part, whose purpose is to expressly evidence the nature, characteristics, scope and mode of the services which the Company, through the Automated Teller Machine Network or other real or virtual electronic devices operated by Redbanc S.A., hereinafter the ATM Network, who shall provide to the Participant, and the terms, conditions, rights, obligations, and responsibilities which shall regulate the reciprocal relationship of the parties, all as stated below:

1.	BACKGROUND

1.1	OBJECTIVE OF THE COMPANY

The sole objective of the Company, established on September 9, 1987, is to provide services designed to facilitate the performance of banking objectives, such as the installation, operation, maintenance, and development of equipment, devices, systems, and services, used for the management and operation of automated and non-automated cash and point-of-sale machines and the services related thereto, to undertake electronic fund transfers and reporting services on commercial and financial transactions, and the electronic and computerized processing of communications and data.

In the performance of its business, the Company is committed not to discriminate regarding services among the companies that are members of it, as well as the confidentiality of the data it processes, and respect of the relationships of Participants and their customers.

1.2	PARTICIPANTS

Those entities that, with such prior authorizations as are necessary, sign the present Agreement to Participate in the Automated Teller Machine Network operated by Redbanc, are Participants.

2.	SERVICES AND SERVICES OPTIONS OFFERED BY THE COMPANY

The Company, in pursuit of its corporate purpose, shall offer Participants, for use on the part of their customers or users, electronic data transfer services through Automated Teller Machines or other real or virtual electronic media. By way of illustration and example, these services may be related to the following transactions:

2.1	SERVICES

•	Current account

Drafts

Fast Drafts

Cash Deposits in proprietary ATM

Document Deposits in proprietary ATM

Restricted shared deposits

Other loan payments

Consumer loan payments

Mortgage loan payments

Utilities payment

Funds transfer to savings account

Funds transfer to current account

Funds transfer to sight account

Funds transfer to other customers’ savings accounts

Funds transfer to other customers’ current accounts

Funds transfer to other customers’ sight accounts

Balance inquiry

Printout request

•	Sight account

Drafts

Fast Drafts

Cash Deposits in proprietary ATM

Document Deposits in proprietary ATM

Restricted shared deposits

Other loan payments

Consumer loan payments

Mortgage loan payments

Utilities payment

Funds transfer to term savings account

Funds transfer to other customers’ savings accounts

Funds transfer to other customers’ current accounts

Funds transfer to other customers’ sight accounts

Balance inquiry

Printout request

•	Line of credit

Draft

Transfer to current account

Funds transfer to Sight Account

Funds transfer to other customers’ savings accounts

Funds transfer to other customers’ current accounts

Funds transfer to other customers’ sight accounts

Balance inquiry

•	Savings Account

Drafts

Cash Deposits in proprietary ATM

Document Deposits in proprietary ATM

Restricted shared deposits

Funds transfer to current account

Funds transfer to sight account

Balance inquiry

•	Credit Card

Cash Advance

Cash Payment

Document Payment

Payment against Current Account

Payment against Sight Account

Transfer to Current Account

Transfer to Sight Account

Balance Inquiry

•	Other

Change PIN

Message to Bank

Deposit of Transbank sale Vouchers (Recaps)

•	Options

Insufficient funds (Balance appears on screen when the user requests an amount greater than the available balance in the respective account)

Off Host balance inquiries

OAR (Multiple account management option)

2nd Tree - Passthru

2.2	OPTIONS OF SERVICE

•	Standardized services will exist on a 1st transaction tree that Redbanc will make simultaneously available to Participants.

•	All shared machines must offer all 1st tree services released by Redbanc (Acquirer Role). Without prejudice thereto, all Participants may offer their card holders such services as they choose from the 1st tree, but they must offer at least draft and PIN change (Flexible Issuer Role).

•	Participants may offer a 2nd Transaction Tree to their card holders on their proprietary Automated Teller Machines, or on the ATM’s of other Participants they make arrangements with. This 2nd tree shall correspond to transactions other than the general ones of the 1st tree, with the only limitation that they are not cash-dispensing.

3.	COMPANY’S COMPENSATION

3.1	ADHERENCE AND MEMBERSHIP FEE

The Company shall charge the Participant, at the time it joins as a Participant in the ATM Network¸ a one-time entry fee whose amount will be established in each case by Redbanc S.A.’s Board of Directors.

3.2	COMPENSATION FOR SERVICES

The Company shall invoice and charge Participants a different monthly fee for each of the services connected to the ATM Network.

The current fee schedule is contained in Appendix No. 1, which is attached hereto and which, once signed by the parties, is deemed to form an integral part of the present Agreement for all pertinent purposes. The fees for a specific service shall be equal for all those who use them, and there may not be differences other than those derived from the specific volume involved.

Fees may be revised and modified by the Company’s Board of Directors, no more than twice per year, except in the case of force majeure. All fee modifications shall be reported to Participants at least 60 days in advance, except in the case of force majeure.

The collection of the fees indicated in this No. 3.2 by the Company shall commence at the time use is made of the Redbanc S.A. services.

i)	Fees for use of Terminals

This corresponds to the fee which must be paid to Redbanc S.A. for the use of automated teller machines or other real or virtual electronic devices owned and/or leased by it, and it includes what has been called administration (Operation to keep the terminal active, load and unload money and supplementary materials).

ii)	Transaction Fees (Switch Fee)

This pertains to all services such as:

Transaction validation, switching and authorization, which includes all activities leading toward validating the relationship of the user with the Issuer Financial Institution and the password, switching (routing) the transaction to the appropriate place.

These services are paid to Redbanc for all transactions processed by the Company (in an accounting month), according to a scale broken down by the total number of normalized transactions generated by the users of each Participant issuer.

iii)	Card Fees

This pertains to the amount to be paid monthly to Redbanc, proportional to the number of Cards issued by a Financial Institution, which are reported to the Company, which may potentially access the services provided.

A table shall be used as a function of the average monthly volume there is for all cards residing in Redbanc’s Computer per Participant.

iv)	Connection Fees for computers, automated teller machines or other Participant devices to REDBANC.

The following two items will be charged for these connections:

•	For the physical connection, a single charge when the computer, an automated teller machine or other Participant device is connected to the REDBANC computer.

•	For a right to remain connected, proportional to the value of the services associated with the connection (monitoring, updating, repair, etc.) and therefore it is monthly in nature.

v)	Others services defined by the Company

Redbanc S.A. may amend Appendix No. 1, by offering different services to Participants, establishing the prevailing rates therefor.

4.	AUTOMATED TELLER MACHINES

4.1	THE COMPANY RECOGNIZES THE FOLLOWING TYPES OF AUTOMATED TELLER MACHINES

i)	In-wall Automated Teller Machine: These are Automated Teller Machines installed in physical locations to which users in general have access.

ii)	Local Self-Service Automated Teller Machine: These are those Automated Teller Machines installed in an enclosed area which can only be accessed using a personal magnetic card.

iii)	Indoor Automated Teller Machine: These are those Automated Teller Machines installed by a Participant inside its own premises, and which may only be accessed during the operating hours of the respective office.

iv)	In-Branch Automated Teller Machine: An In-Branch Automated Teller Machine shall be construed as all automated teller machines installed in a bank branch or proprietary auxiliary safe or one built into them, it being a mandatory condition that the Superintendency of Banks and Financial Institutions (SBIF) have been informed thereof; regardless of the access thereto, the hours, or whether it is a Local Self-Service or Indoor Automated Teller Machine.

v)	In-Company Automated Teller Machine: An In-Company Automated Teller Machine shall be construed as all those installed inside a Company, Institution, or Building, provided that such place does not have general or public access. It is characterized as such because it has operating hours similar to those of the respective institution where it is located. It shall be sufficient that access thereto be public for it to be considered a Public Automated Teller Machine.

vi)	Public Automated Teller Machine: A Public Automated Teller Machine shall be construed as an automated teller machine installed in places with general access, regardless of its service hours (for example, Metro Stations, Railway Stations, Bus Terminals, Shopping Centers, Restaurants, Hotels, Movie Theaters, Supermarket Chains, Pharmacies, Service Stations, etc.), which do not belong to the types of automated teller machine indicated in numbers iv) and v).

vii)	New Public Automated Teller Machine: A New Public Automated Teller Machine shall be construed as all public automated teller machines installed after May 1, 2000.

4.2	UNIFORMITY AND DESIGN

The Automated Teller Machines that comprise the Network that the Company operates shall have a uniform design. The Participant shall be responsible for agreeing on the uniform design for such Automated Teller Machines with the Company.

Therefore, there shall be an institutional color or colors for the ATM Network integrated into the Company’s system, a Network logotype and both signage and advertising and operating materials shall be standardized. The design shall be found in the “Redbanc Graphic Design Rules Manual.”

4.3	CONNECTION

All of the Participant’s automated teller machines shall be connected to the Company’s computer (SWITCH) in direct and Front-End mode, or Front-Back mode, called FBU. The only exception shall be such “indoor” automated teller machines the Participant decides not to connect to the Network.

4.4	USE OF AUTOMATED TELLER MACHINES

All automated teller machines available on the Network shall be for general use. Only such automated teller machines as are installed by the Participant inside its own premises which it does not wish to integrate into the Network, even when they are physically connected to the central switch, may be for the exclusive use of that Participant’s cardholders.

4.5	IDENTIFICATION OF AUTOMATED TELLER MACHINES

All terminal equipment connected to the Network shall be standard and contain the identification of the Company without prejudice to that corresponding to the respective Participant owner. Such terminals as are installed inside the Participant’s premises may carry the name of the Participant and/or the Network, depending on the type of customer that has access to such terminal pursuant to the previously established graphic design rules. Terminals connected to the Network that are not located in Participants’ premises may exclusively carry the name of the Network when they belong to Redbanc.

5.	OPERATING MODE

The Participant in the system that the Company operates hereafter undertakes and agrees to adhere to:

a)	The operating mode established by it, which is contained and described in Appendix No. 2 of this instrument;

b)	The standards and procedures manual, contained and described in Appendix No. 3 of this instrument.

These Appendices are stated to be known by the parties for all pertinent objectives.

The Company undertakes, with respect to the Participant, to permanently maintain a service level of 99% availability of the Network’s central facilities, and the Participant undertakes, with respect to the Company, to permanently maintain and keep its Automatic Teller Machines on the Network operational 97% of the time, except in case of force majeure. These percentage values may be modified by the Company’s Board of Directors.

The Participant agrees to cooperate in maintaining quality and allowing a reasonable inspection of its operations, if the volume of problems and errors significantly affects the users of other Participants.

6.	USE OF CARDS

6.1	MANDATORY USE OF CARDS, CHARACTERISTICS THEREOF

The Network’s system may only be used through standard-format cards to be defined by the Company, whose design must include, among others, at least the following information:

i)	Identification of issuer;

ii)	Customer data; and

iii)	The Network logo (optional).

Cards shall have a different image for each Network Participant, for which the name of the Participant shall appear on the front of the card. The back of the card will have defined spaces used for a legend which explains the conditions of use thereof and the magnetic stripes, pursuant to the standards defined by the Company.

Without prejudice to the provisions of No. 6.3, below, both the Participant and its customers and users in general shall operate the automated teller machines incorporated into the Network that the Company operates only by using cards that comply with such technical standards as may be agreed from time to time.

All ATM access cards issued by a Participant must be able to be used on all Automated Teller Machines available on the Network.

6.2	ACTIVATION AND DEACTIVATION OF CARDS

The Participant shall notify the Company promptly through the “Renewal” or “Refresh Archive” system, of the activation of cards for a user, at least 6 hours in advance of the time when such card begins to be used. Likewise, the Participant shall promptly notify the Company of the deactivation of cards at least 2 hours in advance of when such deactivation should become effective. The respective communications may be made verbally, but in all cases must be confirmed in writing within the 24 business hours following the verbal notification. In case of card deactivation, if the aforementioned notification is not made sufficiently in advance, it shall be deemed that the card continues to be active for all effects. Once the respective notice of deactivation is received, the Company shall be liable through levis culpa for the consequences of improper or fraudulent use of cards. During non-banking hours, both the Participant and the user may give direct verbal notice to the Company for deactivating a card, which shall in any case be confirmed by the respective Participant through the Renewal system within 24 business hours after such notification.

6.3	GRANTING OF CARDS, REPLACEMENT

At the request of the Participant, the Company shall supply such cards as it requests within the term which in each case is agreed, calculated from the time the Participant certifiably notifies the Company of such request, which notification shall contain at least the following data:

I)	Number of cards requested
II)	Logotype to be included on the front
III)	Design for the back.

The Participant may acquire and receive the aforementioned cards at its cost or for its exclusive benefit, directly from the manufacturer or supplier, in which event it shall be the Participant’s responsibility to adopt with the manufacturer or supplier safeguards or precautions to prevent theft or misuse.

For these effects the Company shall have the minimum technical specifications and requirements the cards must meet.

7.	OPERATING ELEMENTS

The services offered by the Company shall be provided basically through the following elements:

7.1	The computer center installed by the Company, through systems, equipment, and programs comprised of the hardware, software, and other technical elements it has.

7.2	The automated teller machines, real or virtual electronic devices, and computer centers or equivalents that pertain to both the Company and the Participant with which the Company has agreed or agrees in the future to a service similar to the one established in the present document, or such as they have or may have under any title in the present or future. However, Participants may acquire these elements for their own purposes, without such forming part of the Company.

7.3	Such other elements of all types as are necessary for the aforementioned purposes. These elements shall be supplied by the Company, at its expense, to the extent that they pertain to the functioning of its computer center and the connection of this center to Participants’ hardware, and by the latter, at its expense, with respect to the Automated Teller Machines located in its premises, whether such Automated Teller Machines are its property or are held by it or are the property or held by the Company, to its computer center or equivalent recipients and processors of such data as are electronically transmitted through the computer center operated by the Company. The amounts of cash for servicing the aforementioned Automated Teller Machines are expressly but not exclusively included among the elements to be provided at the expense of the Participant, and such shall be its sole responsibility. All communications costs shall be borne exclusively by the Company.

7.4	The personnel required to operate the central systems or data resolution. These personnel shall be exclusively managed by, the responsibility of and paid for by the Company with respect to the provision of services that it offers. For its part, the Participant shall be exclusively managed by, the responsibility of and paid for by its personnel who are needed to do what is necessary in order to receive and facilitate the services to be provided to it by the Company.

The personnel for which the Participant shall be responsible and who shall perform its functions with respect to the Company’s services, shall meet the technical specifications and instructions which to that end the Company issues. If, in the judgment of the latter, such personnel must submit to training provided by the Company, training shall in such case be included in the compensation agreed in this regard. The training of such personnel does not in any manner imply a limitation of the rights and authorities of the Participant in its capacity as employer thereof, which it shall retain in full.

The Company shall not be liable for the actions or acts of the Participant’s employees based on the performance of the latter on tasks related to the Company. Likewise, the Company shall not be responsible for the payment of wages, salaries or additional benefits of any type with respect to such employees.

The Participant shall be responsible for the damages or injuries caused by its employees for misuse or improper use of the Network and its implements provided by the Company. Likewise, the Participant shall be responsible for the damages caused by it or its employees for not following the instructions and guidelines indicated by the Company with respect to the methods and procedures for the adequate operation and correct functioning of the Network.

7.5	The Participant shall comply with the Company’s decisions with respect to instructions and guidelines to be followed related to the organization, methods, and procedures regarding all matters related to the operating mode and correct functioning of the Network and its operating objectives.

8.	CONTINUITY OF SERVICES

The Company shall provide its services to the Participant continuously, 24 hours a day, on all days during the term that it remains a Participant.

Without prejudice to the aforementioned, the services may be discontinued in whole or in part by the Company in the following cases:

8.1	Due to repair and/or maintenance functions for all or part of the elements that comprise the services.

8.2	If for any reason caused by or derived from the material, technical, and human elements that pertain to the Participant or which it has under any title, or which are its responsibility or which it employs, at the sole discretion of Gerencia de Redbanc S.A., the services the Company must provide cannot be provided normally by the other Participants who comprise the Network, this, provided that Gerencia de Redbanc S.A. has notified the Participant of the fact and it has not taken the necessary steps to overcome the deficiencies within a prudent time period.

8.3	Under and because of circumstances or situations of force majeure or acts of God.

Under the aforementioned circumstances, the Company shall not be liable for such injuries or damages as are derived therefrom by the Participants or third parties. In any case, the Company undertakes to reestablish the services as soon as the causes that gave rise to the discontinuation thereof have ceased.

9.	CONFIDENTIALITY AND SECRECY

9.1	The Company and its employees undertake not to disclose in any manner or by any means each and every item of data they may receive for transmission thereof, based on the operation of the Network, or any other information that might be in their possession circumstantially as a result of such operations.

9.2	The Participant and its employees shall have the same obligation of secrecy and confidentiality as described in the preceding paragraph for all matters concerning their eventual knowledge of information of all types and the content thereof which the Company makes use of for the provision of its services, regardless of whether these are for the Participant or any other entities that comprise the Network.

9.3	Both the Company and the Participant may only reciprocally transmit such information and data to each other as are absolutely necessary for the adequate provision of the services. Such information and data may not be disclosed in any manner by any means or under any circumstance.

9.4	The prohibitions cited in the preceding paragraphs shall not prevail if there is any legal or judicial order that obligates any of the parties to make matters subject to the aforementioned secrecy or confidentiality known to the courts of justice, institutions or entities authorized by law or which act within their authorities. For these effects the Company shall exercise all rights which pertain to the Participants. When the information required forms part of the confidentiality or secrecy obligation of any of the Participants, the Company may not deliver such information without prior authorization from the affected Participant or Participants.

9.5	Both the Company and the Participant undertake not to use information or data which are reciprocally transmitted to each other except in the cases in which it is absolutely necessary for the services provided by the Company over the Network.

9.6	The aforementioned secrecy and confidentiality obligations shall subsist even after the present Agreement has expired.

10.	ADVERTISING AND PROMOTION

The Company shall be authorized to know of and approve the media, content, and elements of publicity or advertising campaigns and isolated publicity or advertising and/or mentions made through any medium by any Participant or third parties, provided that they are directly related to the Network which the Company operates. To that end, before such campaigns or isolated dissemination or mentions are made public, the Participant or third parties shall notify the Company thereof. To this end, all necessary advice shall be given. The foregoing is understood without prejudice to such advertising or promotions as the Company decides to make directly, which shall be freely determined by it. The Company may not use the logotype which the Participant uses to identify itself without having prior authorization from the Participant.

It is expressly evidenced hereby that Redbanc S.A. has ownership of the REDBANC registered trademark, its designs and isotypes. REDBANC grants the Participant a nonexclusive and nontransferable license to use the aforementioned mark and elements, and it grants it ownership thereof, undertaken to use it only in the manner allowed. The Participant undertakes to show to REDBANC, S.A. the sample usages of the trademarks, if it so requests.

11.	ADDITIONAL OBLIGATIONS

11.1	Beyond the aforementioned, the following shall be obligations of the Company:

i) To have at all times and at its expense, the supply of parts, equipment, and personnel required to adequately provide the services contracted with the Participant.

ii) To supply the Participant with the advice required for it to be, at all times, in a position to receive the services provided by the Company.

iii) To contract an adequate backup computer system, in the event that due to failures in its equipment, it cannot provide its services efficiently.

11.2	Beyond the aforementioned, the following shall be obligations of the Participant:

i)	To have and supply at all times, at its expense, the supply of money, parts, equipment, and personnel required to satisfactorily receive the services provided by the Company, and to allow the Company to provide them, in turn, to other Participants.

ii)	To foresee and undertake everything required to prevent any other Participant, its customers, or users in general, from suffering any harm whatsoever derived from deficiencies of any type in the equipment and personnel which the Participant uses or makes available to the Company for the performance of its services.

12.	EXCLUSIVITY

In view of the nature of the services and the confidentiality and security matters inherent thereto, while the Participant maintains its capacity as stockholder, it undertakes not to contract from another company, regardless of its nature, other than the Company, Automated Teller Machine services similar to those provided pursuant to this agreement, and not to install, operate, join or participant in a Network or Networks the same as or similar to those which the Company operates.

The Participant may freely agree and charge its customers or users, such fees as its deems adequate for them to access the services of the Network which the Company operates.

13.	LIABILITY

Both the Company and the Participant shall be liable for such damages or injuries as are reciprocally caused to each other or to third parties, derived from their fraud or negligence, or that of their employees, or caused by the things and goods they use or that are in their care.

In no case may the Participant institute a Claim against the Company for the payment of indemnification of damages for such injuries as it may suffer by reason of the fraud or negligence of another Participant or of any third party other than the Company’s personnel. Without prejudice thereto, the Company shall provide such cooperation as it can to ensure that the causer of the injury to the Participant be held liable therefor, making its best efforts in that regard.

14.	PERIOD FOR PROVIDING THE SERVICES

The term of the present agreement shall be for 3 years calculated from April 1, 2001, which term shall be deemed automatically and successively renewed for equal 3-year periods each, except upon written notice otherwise given by any of the parties to the other at least 6 months in advance of the corresponding expiration date, without prejudice to such extensions or renewals as the parties may agree.

If the Participant decides to terminate the services of the Company before the end of the established term or that of any of its extensions, it shall pay the Company 5,930 U.F.’s (unidades de fomento) as indemnification for damages. Likewise, in such event it shall be obligated to pay the Company the corresponding fees until the last day it uses the services thereof.

Notwithstanding the aforesaid, the services cited in this Agreement shall end in advance in the following cases:

14.1	In case of bankruptcy, insolvency, suspension of payments, or proposals for payment agreements to its creditors on the part of the Company;

14.2	If so agreed by the Company and the Participant by joint agreement.

14.3	At the request of the diligent party in case of material full or partial nonperformance of their contractual obligations on the part of the Company and/or the Participant. For these effects material nonperformance on the part of the Participant shall be a violation of any of the obligations contained in paragraphs 3.1, 3.2, 5, 6.1, 7.5, 9.2, 9.5, 11.2, and 12 of this agreement. For its part, material nonperformance on the part of the Company shall be deemed a violation of any of the obligations contained in paragraphs 1, 5, 6.3, 7, 8, 9.1, 9.3, 9.5, and 11.1 of this agreement.

15.	ARREARS INTEREST

All amounts which the Participant must pay to the Company or the Company to the Participant, which are not timely paid in the agreed time frames, shall be surcharged on a daily basis with the maximum interest which the law allows to be stipulated for monetary credit transactions expressed in national currency.

16.	EQUALITY OF CONDITIONS

The Company expressly evidences that the present agreement is equal to those signed with the other Participants in the Automated Teller Machine Network operated by Redbanc and that, if these agreements or others in the future were to contain more favorable stipulations for the Participants, Redbanc undertakes to report those modifications to all Participants, and they shall be deemed included in that herein entered into, upon mere written request in advance from such Participant as requests it.

17.	ARBITRATION

Any difficulty that arises between the parties caused by the validity or nullity, enforcement, performance, interpretation, or termination of the present Agreement, including those related to the jurisdiction of the mediator, shall be resolved at a single instance, by a mediator, against whose decision there shall be no appeal whatsoever, including appeals of cassation or appeals when a lower court improperly refuses to permit, or delays, the filing of an appeal.

To this end, the parties hereinafter appoint Mr. CLAUDIO ILLANES RIOS as mediator, and in his absence, Mr. SERGIO URREJOLA MONCKEBERG. In case of absence or impediment of both persons, the mediator shall be appointed by joint agreement of the parties, and in the absence of such agreement, he shall be appointed by the courts of Justice, which in this latter case the mediator shall act as a mediator only in terms of the proceeding, and shall act as a mediator in terms of the decision, and the appointment must be given to an attorney who practices or has practiced as a member of the Honorable Supreme Court or the Court of Appeals of Santiago, or as a university professor in Civil, Commercial, or Economic Law at a state University or one accredited by the Government.

18.	DISCREPANCIES

Faced with any discrepancy that is detected, by any of the parties, between the text of this Agreement and the text of its Appendices, the text of the present Agreement shall take precedence.

19.	DOMICILE

For all effects related to this agreement, the parties establish domiciles in Santiago, Chile.

20.	REPLACEMENT

The present agreement replaces and substitutes all parts of the Agreement to Participate in the Automated Teller Machine Network Operated by Redbanc S.A., signed by the parties on May 15, 1990, with respect to which the parties state that each and every one of the obligations therein established have been met, granting each other to that end, the broadest, most full and complete release.

The agency of Mr. René Peralta Gac to act in behalf of REDBANC S.A. derives from the certified document dated June 26, 1998, issued in the Notary Office of Santiago of Mr. José Musalem S.

The agency of Mr. Jorge Selume Zaror to act in behalf o the Participant derives from the Certified Document dated May 29, 1996, issued in the Notary Office of Santiago, of Mr. Gonzalo de la Cuadra.

by powers REDBANC S.A.	by powers CORPBANCA

[signature]	[signature]
RENÉ PERALTA GAC	JORGE SELUME ZAROR
GENERAL MANAGER	GENERAL MANAGER